Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR MARCH

Dallas, Texas, March 5, 2014 – U.S. Trust, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.19883 per unit, payable on March 31, 2014, to unit holders of record on March 17, 2014. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.

This distribution reflects primarily the oil production for December 2013 and the gas production for November 2013. Preliminary production volumes are approximately 25,688 barrels of oil and 312,901 Mcf of gas. Preliminary prices are approximately $91.15 per barrel of oil and $3.80 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	25,688	312,901	$91.15	$3.80
Prior Month	35,564	468,773	$89.72	$3.59

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of February, approximately $1,208,000 of revenue received will be posted in the following month of March in addition to normal receipts during March. Since the close of business in February and prior to this press release, approximately $2,576,000 in revenue has been received.

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management has announced its intention to resign as trustee of the Trust, subject to certain conditions set forth in the trustee’s notice dated January 9, 2014, including unitholder approval of a successor trustee.

The 2013 tax information packets are being mailed directly to unitholders this week. A copy of Sabine’s 2013 tax information booklet is now available on Sabine’s website. In addition to the tax booklet the Sabine website also offers two simple calculators for computing the income and expense amounts and the cost depletion. The calculators have been updated with the 2013 tax information.

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth
Toll Free – 1.800.365.6541